Exhibit 4.4

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

by and between

QIWI plc

and

Public Joint-Stock Company “Bank Otkritie Financial Corporation”

Dated as of November 25, 2019

i

This REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made as of the 25th day of November, 2019, by and among QIWI plc, a public company incorporated under the laws of Cyprus (the “Company”) and Public Joint-Stock Company “Bank Otkritie Financial Corporation” (the “Selling Shareholder”).

RECITALS

WHEREAS, the Selling Shareholder owns 21,426,733 American Depositary Shares, each representing one Class B ordinary share, having a nominal value EUR 0.0005 per share (the “ADS”) and the Selling Shareholder has requested that the Company considers filing a resale shelf registration statement on Form F-3 (the “F-3 Resale Registration Statement”) to register with United States Securities and Exchange Commission (“SEC”) the ADS held by the Selling Shareholder;

WHEREAS, the Company intends to file a resale shelf registration statement on F-3 Registration Statement to register with the SEC the ADSs held by the Selling Shareholder as of the date of this Agreement (the “OTK Registrable Securities”) and to provide the Selling Shareholder with an opportunity to dispose of its OTK Registrable Securities pursuant to the terms set forth in this Agreement;

WHEREAS, the Company, considers further increase in the public trading volumes of ADSs beneficial for itself and its other shareholders, has agreed to provide the Selling Shareholder with the registration rights specified in this Agreement on the terms set forth below;

WHEREAS, the Company has previously agreed to provide the Investors (as defined below) with registration rights pursuant to the Existing RRA (as defined below) on the terms and subject to the conditions set forth therein and these rights shall have priority over the rights provided to the Selling Shareholder under this Agreement, as set forth in more detail below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions doing business in New York, New York are authorized or obligated by law or required by executive order to be closed.

“Class B Shares” means Class B ordinary shares, having a nominal value of EUR 0.0005 per share, of the Company.

“Effective Date” is defined in Section 2.1. hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing RRA” means the Registration Rights Agreement by and among the Company and the Investors named therein, dated September 16, 2013.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“F-3 Resale Registration Statement” has the meaning given to it in the Recitals.

“Holder” means (i) the Selling Shareholder, (ii) any Investor, and (iii) any permitted transferee of any Registrable Securities pursuant to Section 4.1 of the Existing RRA, as the case may be.

“Investors” means each of the persons named as an Investor in the Existing RRA.

“Material Adverse Effect” means any circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole or the performance by the Company of its obligations and covenants hereunder.

“Offering Expenses” means all expenses (other than Selling Commissions and Taxes) arising from or incident to the Company’s performance of or compliance with an Underwritten Takedown Demand, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees, if any; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws; (iii) all printing, messenger and delivery expenses; including the costs incident to the preparation, printing and filing with the SEC of any prospectus supplement and other disclosure documents required to be filed with the SEC in connection with the offering made pursuant to an Underwritten Takedown Demand; (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants, and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any Underwritten Takedown Demand); (v) the fees and expenses incurred in connection with the listing of the securities included in such Underwritten Takedown Demand on the NASDAQ (or any other national securities exchange on which the Company’s securities may then be listed) or the quotation of such securities on any inter-dealer quotation system; and (vi) the fees and expenses incurred by the Company in connection with any road show in connection with an Underwritten Takedown; provided however, that the amount the Selling Shareholder shall reimburse the Company with respect to any one Underwritten Takedown Demand shall in no event exceed $800,000 and provided further that any expenses incurred by the Company in connection with the filing and effectiveness of the F-3 Resale Registration Statement are not included herein. Any Offering Expenses payable by the Selling Shareholder shall only be with respect to the OTK Registrable Securities requested to be included by the Selling Shareholder in a particular Underwritten Takedown Demand, calculated on a pro rata basis with Registrable Securities requested by other Holders to be included in such Underwritten Takedown Demand, if any.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registrable Securities” means (i) any securities defined as such in the Existing RRA, and (ii) the OTK Registrable Securities.

“OTK Registrable Securities” means 21,426,733 ADSs beneficially owned by the Selling Shareholder.

“Registration Period” means the period from and including the Effective Date to the earlier to occur of: (i) the Selling Shareholder having disposed of all of the OTK Registrable Securities; (ii) the Selling Shareholder having made four (4) Underwritten Takedown Demands; (iii) thirty-six (36) months from the date of the effectiveness of the F-3 Resale Registration Statement; or (iv) the Selling Shareholder becoming able to make sales under Rule 144 without any restrictions, including the requirement that the Company is current in its public reporting requirements.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“Rule 424” means Rule 424 promulgated by the SEC under the Securities Act.

“Rule 433” means Rule 433 promulgated by the SEC under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Selling Commissions and Taxes” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

2.	REGISTRATION RIGHTS

The Company covenants and agrees as follows:

2.1	Underwritten Shelf Takedowns

2.1.1

Registration of the OTK Registrable Securities on Form F-3. The Company and the Selling Shareholder agree that the Company shall include in the F-3 Resale Registration Statement the OTK Registrable Securities. The plan of distribution indicated in the F-3 Resale Registration Statement will include all such methods of sale as the Selling Shareholder may reasonably request in writing at least five Business Days prior to the filing of the F-3 Resale Registration Statement and that can be included in the F-3 Resale Registration Statement under the rules and regulations of the SEC. As of the date hereof, the Company is eligible to file a Form F-3 and qualifies as a “Foreign Private Issuer” under Rule 405. If at any time during the Registration Period, the F-3 Resale Registration Statement is not effective or the Company is no longer eligible to use Form F-3, the Selling Shareholder may make a written request to the Company to require the Company to register, under and in accordance with the provisions of the Securities Act, the OTK Registrable Securities pursuant to the terms of this Agreement.

The Company shall use its reasonable efforts to cause the F-3 Resale Registration Statement to be declared effective by the Commission as promptly as practicable; but no later than ninety 90 days from the date of this Agreement (the “Effective Date”).

2.1.2

Underwritten Takedown Demand. Subject in all respects to Sections 2.3 and 4.1 of this Agreement, at any time during the Registration Period, upon request by the Selling Shareholder setting forth the amount of OTK Registrable Securities that it wishes to include in an underwritten take down, the Company shall use its commercially reasonable efforts to file, as soon as reasonably practicable, a prospectus supplement pursuant to Rule 424(b) (a “Prospectus Supplement”) to the prospectus included in the F-3 Resale Registration Statement for an underwritten offering under the F-3 Resale Registration Statement of OTK Registrable Securities having an anticipated aggregate offering price to the public (and without giving effect to any Selling Commissions and Taxes) of at least $80 million (an “Underwritten Takedown Demand”) and cooperate with the Selling Shareholder in effecting such underwritten offering (an “Underwritten Takedown”).

2.1.3	Piggyback Takedowns. At any time during the Registration Period, if the Company proposes to engage in an underwritten offering under the F-3 Resale Registration Statement (a

“Piggyback Offering”): (1) the Company shall promptly give the Selling Shareholder written notice of such Piggyback Offering inviting the Selling Shareholder to participate in such Piggyback Offering and (2) upon the request of the Selling Shareholder given within twenty (20) days after such notice by the Company is given, the Company shall, subject to the provisions of Section 2.2, include, subject in all respects to Section 2.3 and 4.1, some or all of the OTK Registrable Securities in the Registration Statement as requested by the Selling Shareholder. The Company shall have the right to terminate or withdraw any such Piggyback Offering under this Section 2.1.3 before the occurrence of such Piggyback Offering, whether or not the Selling Shareholder has elected to include the OTK Registrable Securities in such registration. The Selling Shareholder’s participation in a Piggyback Offering pursuant to this Section 2.1.3 shall be subject to the Selling Shareholder offering at least twenty per cent (20%) of the total amount of OTK Registrable Securities in any such Piggyback Offering. The Company may postpone or withdraw the filing or effectiveness of a Piggyback Offering made for its own account or for the account of any security holder other than a Holder, without prejudice to the Selling Shareholder’s right to immediately request an Underwritten Takedown Demand.

2.1.4

Black Out Periods. Notwithstanding the foregoing obligations, if the Company determines in the good faith judgment of the Company’s Board of Directors that it would be materially detrimental to the Company and its stockholders for such Underwritten Takedown to be undertaken, because such action would cause a premature disclosure of information that the Chief Executive Officer has determined would not be in the best interest of the Company at such time or due to other valid and reasonable considerations (a “Suspension Event”), then the Company shall inform the Selling Shareholder of the Suspension Event and defer the filing of a Prospectus Supplement and the undertaking of an Underwritten Takedown, and the Selling Shareholder shall discontinue disposition of OTK Registrable Securities pursuant to the F-3 Resale Registration Statement for a period of not more than forty-five (45) days after the Suspension Event; provided, however, that the Company may not invoke this right (i) for more than forty-five (45) consecutive days or (ii) for more than an aggregate of sixty (60) days during any three hundred sixty-five (365) day period.

2.1.5

Limitation on Underwritten Takedowns. Notwithstanding the foregoing obligations, the Selling Shareholder will not be entitled to make more than a total of four (4) Underwritten Takedown Demands in the aggregate on the F-3 Resale Registration Statement, provided that the Selling Shareholder shall not be entitled to more than two (2) Underwritten Takedown Demands in a calendar year. An Underwritten Takedown Demand shall not count as one of the permitted Underwritten Takedown Demands until a final Prospectus Supplement has been filed with the SEC in respect thereof other than in the event the Selling Shareholder notifies the Company that it elects to withdraw its Underwritten Takedown Demand following the publication of the Prospectus Supplement in which OTK Registrable Securities were included following an Underwritten Takedown Demand.

2.2	Withdrawal Rights

At any time prior to a final Prospectus Supplement having been published in respect thereof, the Selling Shareholder shall have the right to withdraw any Underwritten Takedown Demand with respect to all (but not some) of the OTK Registrable Securities designated by it for sale in such Underwritten Takedown Demand by giving written notice to such effect to the Company. In the event that the Selling Shareholder withdraws an Underwritten Takedown Demand prior to the publication of a final Prospectus Supplement, the Selling Shareholder will bear the Company’s Offering Expenses incurred in connection with such Underwritten Takedown Demand and properly documented, provided that in the event a Material Adverse Effect shall have occurred or shall exist, which Material Adverse Effect is not described in the preliminary

Prospectus Supplement filed with the SEC in connection with such Underwritten Takedown Demand and the effect of which in the judgment of the underwriters selected in accordance with Section 2.3 of this Agreement to act as underwriters in connection with the offering related to such Underwritten Takedown Demand makes it impracticable or inadvisable to proceed with the closing of the offering on the terms and in the manner contemplated in the underwriting agreement for the offering related to such Underwritten Takedown Demand, the Company will be responsible for all Offering Expenses. In the event of any such withdrawal, the Company shall not proceed with publishing the final Prospectus Supplement and undertaking an Underwritten Takedown (unless also requested by another Holder in accordance with the Existing RRA), and such OTK Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to any Registrable Securities of other Holders not so withdrawn, which shall be governed by the terms of the Existing RRA.

2.3	Underwriting Requirements

(a)

In connection with any offering involving an underwriting of OTK Registrable Securities, the Selling Shareholder shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. In the event the Selling Shareholder initiates the Underwritten Takedown and is the sole selling shareholder, the Selling Shareholder shall select the managing underwriter(s) of such Underwritten Takedown. In the event other Holders elect to participate in an Underwritten Takedown initiated by the Selling Shareholder, the Selling Shareholder shall appoint two (2) as managing underwriters and the Company shall appoint one (1) as managing underwriter of such Underwritten Takedown, which selection neither the Company nor the Selling Shareholder may unreasonably reject. Any managing underwriter selected in accordance with this Section 2.3 shall be a nationally recognized investment banking firm. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) in any underwritten offering of OTK Registrable Securities advise(s) the Company and/or the Selling Shareholder that a limitation on the number of ADSs to be underwritten is necessary in order to sell the ADSs in an orderly manner at a price that is acceptable, as the case may be, to the Company, the Holders under the Existing RRA and the Selling Shareholder, then only that number of ADSs will be included in such registration. In any underwritten offering pursuant to this Agreement, the number of Registrable Securities that may be included in such underwritten offering shall be allocated (i) first, to the securities that the Company proposes to sell; (ii) second, to the Registrable Securities requested to be included in such registration by Holders under the Existing RRA, allocated in accordance with the terms of the Existing RRA; (iii) third, to the Selling Shareholder; and (iv) fourth, to any other holder, if any, of the Company’s equity securities with registration rights which is entitled to be included in such registration.

(b)

In order to facilitate the allocation of shares in accordance with the provisions of this Section 2.3, the Company or the underwriters may round the number of shares allocated to the Selling Shareholder to the nearest 100 shares.

2.4	Obligations of the Company

Whenever required under this Section 2 to effect the filing of a Prospectus Supplement and the undertaking of an Underwritten Takedown and on the basis of the representations and warranties provided by the Selling Shareholder, the Company shall:

(a)	maintain the effectiveness of the F-3 Resale Registration Statement for the length of the Registration Period;

(b)

as far in advance as practicable before publicly filing any Prospectus Supplement, furnish to the Selling Shareholder and the underwriter(s), if any, copies of such Prospectus Supplement and, if requested by the Selling Shareholder, the exhibits incorporated by reference; and the Selling Shareholder (and the underwriter(s), if any) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by Selling Shareholder or its counsel (and the underwriter(s) or their counsel, if any) prior to filing any registration statement, or amendment thereto or any prospectus or any supplement thereto;

(c)

prepare and file with the SEC such amendments and supplements to the F-3 Resale Registration Statement and the prospectus used in connection with the F-3 Resale Registration Statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by the F-3 Resale Registration Statement;

(d)	furnish to the Selling Shareholder such documents as the Selling Shareholder may reasonably request in order to facilitate its disposition of the OTK Registrable Securities;

(e)

subject to section 2.6, cooperate with the underwriters to qualify the OTK Registrable Securities for offering and sale under the applicable securities laws of such states and provinces as the underwriters may designate, and to maintain such qualifications in effect during the Registration Period; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the OTK Registrable Securities have been so qualified, the Company will cooperate with the underwriters to file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect during the Registration Period;

(f)

if requested by the underwriter(s) and to the extent customary for transactions such as the Underwritten Takedowns, based on advice from the Company’s legal counsel, cause to be delivered, immediately prior to the pricing of any underwritten offering, letters from the Company’s independent registered public accountants addressed to the underwriter(s) in such underwritten offering, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC, thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with transactions such as the Underwritten Takedowns; and at the time of closing of any underwritten offering (i) an opinion and/or disclosure letter of counsel to the Company from each relevant jurisdiction, addressed solely to the underwriter(s) in such underwritten offering, in such form, substance and scope as are customarily given in opinions of the Company’s counsel to underwriters in transactions such as the Underwritten Takedowns; and (ii) bring-down letters from the Company’s independent registered public accountants addressed to the underwriter(s) in such underwritten offering in customary form for transactions such as the Underwritten Takedowns;

(g)

in the case of an underwritten offering, in addition to the cooperation otherwise required by this Agreement, to the extent legally necessary or desirable, cause (a) members of senior management of the Company (including the Chief Executive Officer and Chief Financial Officer) reasonably to cooperate with the underwriter(s) in connection therewith and make themselves available to participate in the “roadshow”

and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities); (b) the Company to prepare preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in addition to the minimum amount of information required by law, rule or regulation); and (c) otherwise to engage in reasonable best efforts to facilitate the disposition of the OTK Registrable Securities in any Underwritten Takedown Demand permitted under this Agreement;

(h)

use its reasonable efforts to cause all such Registrable Securities to be listed on a United States national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Company are then listed; and

(i)

notify the Selling Shareholder and the underwriter(s), if any: (i) of any written request by the SEC for amendments or supplements to the F-3 Resale Registration Statement or prospectus contained therein; (ii) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the F-3 Resale Registration Statement; and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any OTK Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

2.5	Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the OTK Registrable Securities that (i) the Selling Shareholder shall furnish to the Company such information regarding itself, the OTK Registrable Securities, and the intended method of disposition of such securities as is reasonably required to effect the registration of the OTK Registrable Securities and otherwise comply with all rules and regulations promulgated under the Securities Act and (ii) in connection with any underwritten offering, the Selling Shareholder shall enter into any reasonable and customary agreements requested by the underwriters thereof, including with respect to indemnification and “lockup” arrangements.

2.6	Expenses of Registration

Subject to Section 2.2, all expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company, shall be borne by the Company. All expenses of the Selling Shareholder, including its portion of the Selling Commissions and Taxes, as well as the fees and expenses of counsel selected by the Selling Shareholder shall be borne and paid for by the Selling Shareholder.

2.7	Indemnification; contribution

(a)

Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, the Selling Shareholder, the Selling Shareholder’s officers, directors, employees, advisors, and agents from and against any and all losses, claims, damages, liabilities (or actions in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the F-3 Resale Registration Statement (including any final or preliminary prospectus contained therein or any amendment thereof or supplement thereof or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 433(d) of the Securities Act) or written testing-the-water communication that the Company has filed or is required to file with the SEC pursuant to the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable to any particular indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement (i) in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (ii) which has not been corrected in a subsequent applicable filing with the SEC prior to or concurrently with the sale of the OTK Registrable Securities, including such information included in the publicly available filings made by the Company in respect of the OTK Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Selling Shareholder or any indemnified party and shall survive the transfer of such securities by the Selling Shareholder.

(b)

Indemnification by the Selling Shareholder. The Selling Shareholder agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, employees, advisors, and agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) from and against any and all Losses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the F-3 Resale Registration Statement (including any final or preliminary prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein, including any Prospectus Supplement), or any such statement made in any free writing prospectus that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act or written testing-the-waters communication that the Company has filed or is required to file with the SEC pursuant to the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but, in each case (i) or (ii), only to the extent, that such untrue statement or omission is contained in any information furnished in writing by the Selling Shareholder to the Company specifically for inclusion in the F-3 Resale Registration Statement and any prospectus, preliminary prospectus, prospectus supplement, free writing prospectus or written testing-the-water communications and has not been corrected in a subsequent applicable filing with the SEC provided to the Company prior to or concurrently with the sale of the OTK Registrable Securities, including such information included in the publicly available filings made by the Selling Shareholder in respect of the OTK Registrable Securities. The obligation to indemnify hereunder shall in no event be greater in amount than the dollar amount of the net proceeds received by the Selling Shareholder from the applicable sale of all or a portion of the OTK Registrable Securities. This indemnity shall be in addition to any liability the Selling Shareholder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by, or on behalf of, the Company or any indemnified party.

(c)

Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder to the extent that it is materially prejudiced by reason of such delay or failure)

and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld, conditioned or delayed. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, which consent may not be unreasonably withheld, conditioned or delayed. No indemnifying party or indemnified party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party or indemnifying party (as appropriate) of an unconditional release from all liability in respect to such claim or litigation. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnified party or parties, (y) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)

Contribution. If for any reason the indemnification provided for in Section 2.7(a) or 2.7(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 2.7(a) or 2.7(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.7(c) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.7(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate (before deducting expenses, if any) exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.7(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party hereunder shall be deemed to include, for purposes of this Section 2.7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding.

2.8	Lockup Agreement

The Selling Shareholder agrees not to, and shall obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any equity securities of the Company or enter into any hedging transaction relating to any equity securities of the Company during the ninety (90) days, or any longer period reasonably requested by the underwriter(s), following the completion of any Underwritten Takedown, unless the Company and the underwriter managing the offering otherwise agrees to a shorter period.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Capacity

The Selling Shareholder may not participate in any Underwritten Takedown or Piggyback Offering unless the Selling Shareholder (i) agrees to sell the OTK Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that the Selling Shareholder shall not be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) the Selling Shareholder’s ownership of the Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) the Selling Shareholder’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Company or the underwriters with respect thereto except as otherwise provided in Section 2.7.

4.	MISCELLANEOUS

4.1	Priority of Existing RRA

The Selling Shareholder acknowledges and agrees that:

(a)	it has reviewed the Existing RRA in full and received advice with respect thereto from legal counsel of its choice;

(b)	the rights provided to the Holders under the Existing RRA shall at all times take priority over the rights provided to the Selling Shareholder hereunder;

(c)	in case of any conflict between the Existing RRA and this Agreement, the Existing RRA shall prevail.

4.2	Successors and Assigns

Subject to the Company’s prior written consent, which may not be unreasonably withheld or delayed, the rights under this Agreement may be assigned (but only with all related obligations) in whole (but not in part) by the Selling Shareholder to a transferee of all of the OTK Registrable Securities outstanding at such time that it agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.3	Governing Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of New York.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which Rules are deemed to be incorporated by reference into this clause. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each party for confirmation by the ICC Court in accordance with the ICC Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court. The seat or place of arbitration shall be New York, USA. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

4.4	Effectiveness

The Company shall use its reasonable efforts to cause the F-3 Resale Registration Statement to be declared effective by the Commission as promptly as practicable; but no later than ninety 90 days from the date of this Agreement.

4.5	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6	Titles and Subtitles

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.7	Notices

Any demand, notice or other communication (collectively, a “notice”) given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic mail addressed to the recipient as follows:

(a)	To the Selling Shareholder:

Public Joint-Stock Company “Bank Otkritie Financial Corporation”

Building 4, 2 Letnikovskaya Street, 115114, Moscow, Russia

Attention: Timur Khamraev

Vice President

Head of Special Situations

E-mail: khamraev@open.ru

(b)	To the Company:

QIWI plc

Kennedy 12, Kennedy Business Centre, 2nd Floor

P.C. 1087, Nicosia, Cyprus

Attention: Varvara Kiseleva

Interim Chief Financial Officer

E-mail: v.kiseleva@qiwi.com

Facsimile: +357 25028092

4.8	Amendments and Waivers

No modification of or amendment to this Agreement will be valid or binding unless it is set forth in writing and duly executed by the Company and the Selling Shareholder, and no waiver of any breach of any term or provisions of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

4.9	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.10	Entire Agreement

This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.12	Equitable Relief

The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Public Joint-Stock Company “Bank Otkritie Financial Corporation”

By:	/s/ D Levin

Name:	D. Levin, Deputy CEO

QIWI plc

By:	/s/ Sergey Solonin

Name:	Sergey Solonin